Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS

FOR THE SECOND QUARTER OF 2012

Syracuse, New York – (Business Wire) – August 7, 2012 – Carrols Restaurant Group, Inc. ("Carrols" or the “Company”) (Nasdaq: TAST) today announced financial results for the second quarter ended July 1, 2012.

Financial results for the second quarter of 2012 treat Fiesta Restaurant Group, Inc., which was spun-off from Carrols on May 7, 2012, as a discontinued operation. In addition, financial results for the second quarter include results from 278 BURGER KING® restaurants that were acquired from Burger King Corporation on May 30, 2012.

Highlights for the second quarter of 2012 versus the second quarter of 2011 include:

•	Restaurant sales were $122.1 million and increased 37.8% including $27.5 million of sales from the 278 acquired restaurants;

•	Comparable restaurant sales increased 8.8% including an increase in customer traffic of 4.9%;

•

Net loss from continuing operations was $0.9 million in the second quarter of 2012, or $0.04 per diluted share, compared to net income from continuing operations of $0.3 million, or $0.01 per diluted share in the prior year period;

•

Net loss from continuing operations in the second quarter of 2012 included certain non-recurring charges including a loss on extinguishment of debt of $1.5 million ($0.04 per diluted share after tax) and acquisition related expenses of $0.8 million ($0.02 per diluted share after tax).

•

Adjusted EBITDA, a non-GAAP measure, was $7.9 million in the second quarter of 2012 compared to $7.7 million in the prior year period. (Refer to the reconciliation of adjusted EBITDA to net income (loss) from continuing operations in the tables at the end of this release).

As of July 1, 2012, Carrols owned and operated 574 BURGER KING® restaurants.

Daniel T. Accordino, Chief Executive Officer of Carrols Restaurant Group, Inc. said, “As reflected by our strong comparable restaurant sales, enhancements to BURGER KING®’s menu and marketing are resonating with our customers and we believe are starting to broaden the brand’s appeal to a wider demographic base. We view the new and upgraded products, creative advertising campaign, and multi-year remodeling program as important elements as the brand increases its market share in the competitive quick-service environment.”

Accordino continued, “On May 30, 2012 we completed the acquisition of 278 restaurants from Burger King Corporation. We have begun the integration of these restaurants, and as we knew, there is much work to be done as we make necessary operational changes and implement our labor, inventory and other management systems. We believe that there is an opportunity to considerably improve the operating performance and contribution from these restaurants as we fully integrate them with our operating systems and technology.”

Second Quarter 2012 Financial Results

Restaurant sales grew 37.8% to $122.1 million in the second quarter of 2012, including $27.5 million of sales from the acquired restaurants, compared to $88.6 million in the second quarter of 2011. Comparable restaurant sales increased 8.8% as traffic increased 4.9% and average check increased 3.9%, including an effective price increase of 2.3%. Average weekly sales for Carrols’ legacy BURGER KING® restaurants increased 9.7% to $24,763 from $22,578 in the same period last year. Average weekly sales for the acquired restaurants were $21,798 for the period operated by the Company.

Adjusted EBITDA was $7.9 million in the second quarter of 2012 compared to $7.7 million in the second quarter of 2011 and Adjusted EBITDA Margin was 6.5% compared to 8.7%. Before general and administrative expenses, the acquired restaurants contributed $1.3 million to Adjusted EBITDA for the 32 days they were included in the quarterly results. However due to the lower profitability of these restaurants, they reduced Adjusted EBITDA Margin by approximately 2.2% (before general and administrative expenses). Adjusted EBITDA Margin was also impacted by higher general and administrative expenses. (Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. See reconciliation to net income (loss) from continuing operations at the end of this release.)

The Company's legacy restaurants contributed positively to Adjusted EBITDA Margin as most restaurant expenses were favorably leveraged from the strong comparable restaurant sales increase. Cost of sales for the legacy restaurants, however, increased from 29.9% to 31.1% due to higher commodity costs and slightly higher discounting during the quarter.

General and administrative expenses were $8.1 million in the second quarter of 2012 compared to $4.9 million in the second quarter of 2011, and as a percentage of sales, increased to 6.6% from 5.5%. Included in general and administrative expenses were approximately $0.8 million of expenses incurred in connection with the acquisition, approximately $0.5 million of incremental field and corporate overhead costs for the acquired restaurants, $0.7 million of legal fees related to recent activity regarding the Company’s outstanding litigation with the EEOC, and a $0.7 million increase in bonus expense.

Income from operations was $0.4 million in the second quarter of 2012 compared to $3.3 million in the second quarter of 2011.

Interest expense increased to $2.6 million during the second quarter of 2012 from $2.3 million in the second quarter of 2011 including $0.3 million related to the settlement of an interest rate swap in conjunction with the refinancing of the Company's debt that was completed on May 30, 2012. Loss on extinguishment of debt related to the refinancing was $1.5 million.

Net loss from continuing operations for the second quarter of 2012 was $0.9 million, or $0.04 per diluted share, compared to net income from continuing operations of $0.3 million, or $0.01 per diluted share, in the second quarter of 2011. The loss in the second quarter of 2012 included the aforementioned non-recurring charges for the extinguishment of debt and acquisition costs which totaled $2.3 million, or $0.06 per diluted share after tax.

2012 Guidance

The following guidance is being provided for 2012:

•	Comparable restaurant sales for the full year are expected to increase 4% to 6%;

•	Commodity costs are expected to increase 3% to 4%;

•

General and administrative expenses for the second half of 2012 are expected to be approximately $14 million to $15 million excluding stock compensation and legal fees that may be incurred in conjunction with the EEOC litigation;

•	The annual effective income tax rate (before any discrete items) is expected to be 42% to 44%; and

•	Capital expenditures are expected to be approximately $40 million to $45 million, including $28 million to $33 million for remodeling more than 80 restaurants.

Conference Call Today

Daniel T. Accordino, Chief Executive Officer, and Paul Flanders, Chief Financial Officer, will host a conference call to discuss second quarter 2012 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 877-941-8416 or for international callers by dialing 480-629-9808. A replay will be available one hour after the call and can be accessed by dialing 800-406-7325 or for international callers by dialing 303-590-3030; the passcode is 4555932. The replay will be available until Tuesday, August 14, 2012. The call will also be webcast live from www.carrols.com under the investor relations section.

About the Company

Carrols Restaurant Group, Inc. is Burger King Corporation's largest franchisee, globally, with 574 BURGER KING® restaurants as of June 30, 2012 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

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Carrols Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands except per share amounts)

	(unaudited) Three Months Ended (a)		(unaudited) Six Months Ended (a)
	July 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011
Restaurant sales	$122,104	$88,595	$207,554	$170,217
Costs and expenses:
Cost of sales	38,877	26,497	64,999	50,468
Restaurant wages and related expenses	37,446	27,457	65,314	54,387
Restaurant rent expense	7,979	5,692	13,662	11,402
Other restaurant operating expenses	18,221	13,295	31,864	26,476
Advertising expense	4,604	3,698	7,300	7,082
General and administrative expenses (b) (c)	8,081	4,880	14,279	9,975
Depreciation and amortization	6,346	3,959	11,039	7,788
Impairment and other lease charges	101	155	127	971
Other income	—	(342)	—	(448)

Total costs and expenses	121,655	85,291	208,584	168,101

Income (loss) from operations	449	3,304	(1,030)	2,116
Interest expense	2,640	2,328	3,555	4,689
Loss on extinguishment of debt	1,509	—	1,509	—

Income (loss) from continuing operations before income taxes	(3,700)	976	(6,094)	(2,573)
Provision (benefit) for income taxes	(2,782)	676	(2,273)	(2,041)

Net income (loss) from continuing operations	(918)	300	(3,821)	(532)
Income from discontinued operations, net of tax	668	5,208	44	8,286

Net income (loss)	$(250)	$5,508	$(3,777)	$7,754

Diluted net income (loss) per share:
Continuing operations	$(0.04)	$0.01	$(0.17)	$(0.02)
Discontinued operations	0.03	0.24	0.00	0.38
Diluted weighted average common shares outstanding	22,742	22,161	22,413	21,653

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and six months ended July 1, 2012 and July 3, 2011 each included 13 and 26 weeks, respectively.
(b)	General and administrative expenses include stock-based compensation expense of $177 and $266 for the three months ended July 1, 2012 and July 3, 2011, respectively, and $279 and $522 for the six months ended July 1, 2012 and July 3, 2011, respectively.
(c)	General and administrative expenses for the three and six months ended July 1, 2012 included $836 and $1,247, respectively, of expenses incurred in connection with the acquisition of 278 Burger King restaurants from Burger King Corporation.

Carrols Restaurant Group, Inc.

Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	July 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011
Restaurant Sales: (a)
Legacy restaurants	$94,634	$88,595	$180,084	$170,217
Acquired restaurants	27,470	—	27,470	—

Total sales	$122,104	$88,595	$207,554	$170,217

Change in Comparable Restaurant Sales (b)	8.8%	-3.6%	7.4%	-4.3%
Adjusted EBITDA (c)	7,909	7,684	11,662	11,397
Adjusted EBITDA margin (c)	6.5%	8.7%	5.6%	6.7%
Average Weekly Sales per Restaurant: (d)
Legacy restaurants	24,763	22,578	23,461	21,655
Acquired restaurants	21,798		21,798
Expenses—Legacy Restaurants: (e)
Cost of sales	31.1%	29.9%	30.8%	29.6%
Restaurant wages and related expenses	30.2%	31.0%	31.3%	32.0%
Restaurant rent expense	6.1%	6.4%	6.4%	6.7%
Other restaurant operating expenses	14.5%	15.0%	15.2%	15.6%
Advertising expense	3.7%	4.2%	3.5%	4.2%
Expenses—Acquired Restaurants: (e)
Cost of sales	34.4%		34.4%
Restaurant wages and related expenses	32.4%		32.4%
Restaurant rent expense	8.0%		8.0%
Other restaurant operating expenses	16.5%		16.5%
Advertising expense	3.9%		3.9%
Number of Company Owned Restaurants:
Restaurants at beginning of period	297	304	298	305
New restaurants	—	—	—	1
Acquired restaurants	278	1	278	1
Closed restaurants	(1)	(2)	(2)	(4)

Restaurants at end of period	574	303	574	303

	At 7/1/12	At 1/1/12
Long-term Debt (f)	$162,122	$68,705
Cash (g)	78,048	10,991

(a)	Acquired restaurants represent the 278 Burger King restaurants acquired from Burger King Corporation on May 30, 2012. Legacy restaurants refer to the Company’s Burger King restaurants other than the aquired restaurants.
(b)	Restaurants are included in comparable restaurant sales after they have been open or owned for 12 months.
(c)	EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of EBITDA and Adjusted EBITDA to net income (loss) from continuing operations for further detail. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of restaurant sales.
(d)	Average restaurant sales are derived by dividing restaurant sales for such period by the average number of restaurants operating during the period.
(e)	Restaurant expenses as a percentage of sales for the respective group of restaurants.
(f)	Long-term debt (including current portion) at July 1, 2012 included $150,000 of the Company's 11.25% Senior Secured Second Lien Notes, $1,195 of lease financing obligations and $10,927 of capital lease obligations. Long-term debt (including current portion) at January 1, 2012 included $63,375 of outstanding term loan borrowings under Carrols LLC’s senior credit facility, $4,000 of outstanding revolving credit borrowings under Carrols LLC’s senior credit facility, $1,193 of lease financing obligations and $136 of capital lease obligations. Debt balances at January 1, 2012 exclude Fiesta Restaurant Group, Inc.
(g)	Cash balance includes $20 million of restricted cash at July 1, 2012 held as collateral for the Company's revolving credit facility. Cash balances at January 1, 2012 exclude Fiesta Restaurant Group, Inc.

Carrols Restaurant Group, Inc.

EBITDA and Adjusted EBITDA GAAP Reconciliation

	(unaudited)		(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	July 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011
EBITDA and Adjusted EBITDA: (a)
Net income (loss) from continuing operations	$(918)	$300	$(3,821)	$(532)
Provision (benefit) for income taxes	(2,782)	676	(2,273)	(2,041)
Interest expense	2,640	2,328	3,555	4,689
Depreciation and amortization	6,346	3,959	11,039	7,788

EBITDA	5,286	7,263	8,500	9,904
Impairment and other lease charges	101	155	127	971
Acquisition expenses	836	—	1,247	—
Stock compensation expense	177	266	279	522
Loss on extinguishment of debt	1,509	—	1,509	—

Adjusted EBITDA	$7,909	$7,684	$11,662	$11,397

(a)	EBITDA represents net income (loss) from continuing operations, before provision (benefit) for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition related expenses, stock compensation expense and loss on extinguishment of debt. Management excludes these items from EBITDA when evaluating the Company's operating performance and believes that Adjusted EBITDA provides a more meaningful comparison than EBITDA of the Company's core business operating results, as well as with those of other similar companies. Management believes that EBITDA and Adjusted EBITDA, when viewed with the Company's results of operations calculated in accordance with GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that EBITDA and Adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activitites as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The table above provides a reconciliation between net income (loss) from continuing operations and EBITDA and Adjusted EBITDA.

Carrols Restaurant Group, Inc.

Consolidated Quarterly Statements of Operations

(in thousands except per share amounts)

The following table sets forth certain unaudited supplemental quarterly financial data for the periods indicated. The historical quarterly data has been reclassified to reflect the spin-off of Fiesta Restaurant Group, Inc., which occurred on May 7, 2012, as a discontinued operation for all periods presented.

	Quarter Ended
	4/3/2011	7/3/2011	10/2/2011	1/1/2012	4/1/2012	7/1/2012
Restaurant sales	$81,622	$88,595	$90,599	$86,702	$85,450	$122,104
Costs and expenses:
Cost of sales	23,971	26,497	26,868	26,524	26,122	38,877
Restaurant wages and related expenses	26,930	27,457	27,616	27,152	27,868	37,446
Restaurant rent expense	5,710	5,692	5,749	5,514	5,683	7,979
Other restaurant operating expenses	13,181	13,295	13,686	13,227	13,643	18,221
Advertising expense	3,384	3,698	3,802	3,540	2,696	4,604
General and administrative expenses	5,095	4,880	4,778	6,229	6,199	8,081
Depreciation and amortization	3,829	3,959	3,924	4,346	4,693	6,346
Impairment and other lease charges	816	155	57	265	26	101
Other income	(106)	(342)	(2)	(270)	—	—

Total costs and expenses	82,810	85,291	86,478	86,527	86,930	121,655

Income (loss) from operations	(1,188)	3,304	4,121	175	(1,480)	449
Interest expense	2,361	2,328	1,696	968	915	2,640
Loss on extinguishment of debt	—	—	1,233	11	—	1,509

Income (loss) from continuing operations before income taxes	(3,549)	976	1,192	(804)	(2,395)	(3,700)
Provision (benefit) for income taxes	(2,717)	676	835	(455)	508	(2,782)

Net income (loss) from continuing operations	(832)	300	357	(349)	(2,903)	(918)
Income (loss) from discontinued operations, net of tax	3,078	5,208	3,049	408	(624)	668

Net income (loss)	$2,246	$5,508	$3,406	$59	$(3,527)	$(250)

Supplemental Data:
Stock compensation expense (a)	$256	$266	$273	$242	$102	$177
Acquisition expenses (b)	—	—	—	458	411	836
EBITDA (c)	2,641	7,263	6,812	4,510	3,213	5,286
Adjusted EBITDA (c)	3,713	7,684	8,375	5,486	3,752	7,909
Adjusted EBITDA margin (c)	4.55%	8.67%	9.24%	6.33%	4.39%	6.48%

(a)	Stock compensation expense is included in general and administrative expenses.
(b)	Represents expenses incurred in connection with the acquisition of 278 Burger King restaurants from Burger King Corporation included in general and administrative expenses.
(c)	EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of EBITDA and Adjusted EBITDA to net income (loss) from continuing operations for further detail.